Exhibit 10.2

Execution Version

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement“) is entered into as of May 9, 2018, by and between ANTERO MIDSTREAM GP LP, a Delaware limited partnership (“Borrower“), and WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its successors and assigns permitted hereunder, “Bank“).

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1      DEFINITIONS.    As used in this Agreement, the following terms shall have the meanings set forth below:

“2024 Notes Indenture” means that certain Indenture, dated as of September 13, 2016, among Partners and Antero Midstream Finance Corporation, a Delaware corporation, as issuers, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended and supplemented from time to time.

“Applicable Subsidiary” means any direct or indirect Subsidiary of Borrower, other than Partners and its direct or indirect Subsidiaries or Partners GP and its direct or indirect Subsidiaries.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank based upon various factors including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrowing” means an extension of credit in the form of Loans made by Bank to Borrower pursuant to Section 2.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.

“Change in Control” means an event or series of events by which:

(a)        Borrower shall fail to directly or indirectly own and control beneficially and of record (free and clear of all Liens other than Liens in favor of Bank under the Loan Documents provided that, this exception shall not apply to any foreclosure with respect to such Liens) 100% of the Equity Interests of Partners GP;

(b)        Borrower shall fail to directly or indirectly own and control beneficially and of record (free and clear of all Liens other than Liens in favor of Bank under the Loan Documents; provided that, this exception shall not apply to any foreclosure with respect to such Liens) 100% of all of the Equity Interests of each Applicable Subsidiary (other than Series B Units issued as of the Closing Date);

(c)        Partners GP shall cease to be the general partner of Partners;

(d)        the General Partner shall cease to be the general partner of Borrower;

(e)        the Sponsors shall cease to own greater than 50% of the voting or economic interest in the General Partner; or

(f)        during any period of 12 consecutive months, a majority of the members of the board of managers or other equivalent governing body of the General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iv) whose election or nomination to that board or other equivalent governing body was approved by the same Persons that had the power to designate, appoint or elect the individuals referred to in clauses (i) and (ii) above at the time such individuals were designated, appointed or elected.

“Credit Agreement Termination” shall occur upon termination of the Line of Credit and payment in full and performance of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements as to which arrangements satisfactory to Bank shall have been made).

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 8.1.

“Collateral” has the meaning given such term in the Guaranty and Collateral Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Equity Interests” means, with respect to any Person, all of the incentive distribution rights of such Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.  For the avoidance of doubt, any reference to Equity Interests will exclude the Series B Units.

“ERISA” has the meaning given such term in Section 3.9.

“Eurodollar Rate” means the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Bank to be the rate at which deposits in dollars for delivery on the date of determination in same day funds in the approximate amount of the Loan being made or maintained and with a term equal to one month would be offered by Wells Fargo's London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination; provided that at no time shall the Eurodollar Rate be less than 0.00%.

“Event of Default” has the meaning given such term in Section 7.1.

“Excluded Assets” has the meaning given such term in the Guaranty and Collateral Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank on such day on such transactions as determined by Bank; provided that in no event shall the Federal Funds Rate be less than zero.

“Fee Letter” means that certain Fee Letter dated as of April 27, 2018, between Borrower and Bank.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means AMGP GP LLC, a Delaware limited liability company.

“Governing Body” means, for any entity, such entity’s board of directors, board of managers, manager or similar governing body.

“Guaranty and Collateral Agreement” means, collectively, the Guaranty and Collateral Agreement dated as of the Closing Date, made by the Loan Parties in favor of Bank, and any joinder thereto delivered pursuant to Section 5.10.

“Guarantor” means the Applicable Subsidiaries as of the Closing Date, and any Applicable Subsidiary required to execute and deliver the Guaranty and Collateral Agreement or any supplement to the Guaranty and Collateral Agreement pursuant to Section 5.10.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“IDR Holdings” means Antero IDR Holdings LLC, a Delaware limited liability company.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way, other encumbrance on title to Real Property or Easements, or financing lease having substantially the same economic effect as any of the foregoing).

“Line of Credit” has the meaning given such term in Section 2.1(a).

“Line of Credit Note” has the meaning given such term in Section 2.1(b).

“Loan” means an extension of credit by Bank to Borrower under the Line of Credit.

“Loan Documents” has the meaning given such term in Section 3.2.

“Loan Party” means Borrower and any Guarantor.

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of the Borrower and its Applicable Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of Bank under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means May 6, 2019.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Secured Cash Management Agreement, including, without limitation, any accrued and unpaid interest thereon, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Loan Party as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Partners” means Antero Midstream Partners LP, a Delaware limited partnership.

“Partners Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 26, 2017, among Partners, as borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent, swingline lender and an L/C issuer, as amended, restated, amended and restated, replaced by another principal revolving credit facility, supplemented or otherwise modified from time to time.

“Partners GP” means Antero Midstream Partners GP LLC, a Delaware limited liability company.

“Partners Rating Downgrade” means a downgrade by either S&P or Moody’s, of Partners’ corporate family rating maintained by S&P or Moody’s, as applicable, below the level of such corporate family rating on the Closing Date.

“Permitted Liens” means:

(i)        Liens pursuant to any Loan Document;

(ii)        Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required by GAAP;

(iii)      carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendor's, landlords' and other like Liens arising in the ordinary course of business, securing obligations which are not past due for more than 90 days after the date on which such obligations became due, unless being contested in good faith by appropriate proceedings and for which any reserves required by GAAP are maintained;

(iv)      pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(v)        pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi)      easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar encumbrances, and minor title deficiencies on or with respect to any real property, any easements or any pipeline systems which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and for purposes hereof, minor title deficiencies shall include, but not be limited to, minor defects in the chain of title, terms, conditions, exceptions, limitations, easements, servitudes, permits, surface leases and other similar rights in respect of surface operations, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights and easements for pipelines, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the properties of the Borrower or any of its Subsidiaries that are customarily granted in the midstream industry, provided,  however, that such deficiencies do not have, individually or in the aggregate, a Material Adverse Effect;

(vii)     Liens securing judgments for the payment of money not constituting an Event of Default;

(viii)    Liens (and financing statements associated therewith) securing indebtedness permitted under Section 6.3;  provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, improvements and accessions to such property, insurance for such property, and the proceeds of the foregoing, and (ii) the principal amount of the indebtedness secured thereby does not exceed the costs of acquiring such property;

(ix)      with respect to easements and leases of real property, Liens securing indebtedness of the owner(s) or master tenant(s) of the underlying real property, provided, that the foreclosure of any such Liens would not extinguish or terminate such easements and leases of real property;

(x)       rights reserved to or vested in any governmental authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(xi)      rights reserved to or vested by law in any governmental authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any of its Applicable Subsidiaries or the use thereof or the rights and interest of the Borrower or any of its Applicable Subsidiaries therein, in any manner and under any and all Laws;

(xii)     Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(xiii)    any interest or title of a lessor under any lease entered into by the Borrower or an Applicable Subsidiary, including without limitation under any sale leaseback transactions, and covering only the assets so leased;

(xiv)    the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions; and

(xv)     any Liens constituting earnest money deposits made by the Borrower or any Applicable Subsidiary in connection with any letter of intent or purchase agreement with respect to any investment or acquisition permitted hereunder which are customary in amount for transactions of the type.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” has the meaning given such term in Section 3.9.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer of a Loan Party (or such Loan Party’s general partner, as applicable) and any other officer or employee of the applicable Loan Party (or such Loan Party’s general partner, as applicable) so designated by any of the foregoing officers in a notice to Bank.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party (or such Loan Party’s general partner, as applicable) shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party (or such Loan Party’s general partner, as applicable) and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning given such term in Section 6.7.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” has the meaning given such term in Section 3.1.

“Secured Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements that is entered into by and between any Loan Party and Bank or any affiliate thereof.

“Series B Units” has the meaning given such term in the limited liability company agreement of IDR Holdings as amended, supplemented or restated from time to time as permitted hereunder.

“Series B Unitholders” means the holders of Series B Units.

"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsors” means Warburg Pincus LLC, Yorktown Partners LLC, Antero Resources Corporation, Paul M. Rady and Glen C. Warren, Jr. and any of their respective affiliates.

“Specified Distributions” means a direct or indirect distribution to Borrower or the Applicable Subsidiaries from Partners in respect of incentive distribution rights.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the securities or other ownership interests are at the time owned by such Person, or of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) or (in the case of a partnership) a majority of the general partner interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Suspension of Distributions” means (i) Partners failing to make distributions (including, without limitation, Specified Distributions and any distributions with respect to the common units of Partners) to Borrower or any Applicable Subsidiary in accordance with the limited partnership agreement of Partners, as amended, supplemented or restated from time to time as permitted hereunder or (ii) any Applicable Subsidiary failing to make distributions to Borrower in accordance with such Applicable Subsidiary’s organizational documents as amended, supplemented or restated from time to time as permitted hereunder.

“Termination Date” means the earlier to occur of (a) the date this Agreement is terminated in accordance with Section 2.1(f) or Section 7.2 and (b) the Maturity Date.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

SECTION 1.2      TIMES OF DAY.Unless otherwise specified, all references herein to times of day shall be references to Mountain time (daylight or standard, as applicable).

ARTICLE II

CREDIT TERMS

SECTION 2.1    LINE OF CREDIT.

(a)    Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make Loans to Borrower from time to time until the Termination Date, not to exceed at any time the aggregate principal amount of twelve million dollars ($12,000,000.00) (“Line of Credit”), the proceeds of which shall be used solely for general partnership purposes, including for the purpose of making distributions as and when necessary for bona fide tax payments attributable to the income of the Borrower.

(b)    Evidence of Debt. Borrower's obligation to repay Loans shall be evidenced by one or more accounts or records maintained by Bank in the ordinary course of business. Upon request of Bank, Borrower shall execute and deliver to Bank a promissory note substantially in the form of Exhibit A (“Line of Credit Note”), which shall evidence Borrowers obligations to repay Loans in addition to such accounts or records, and all terms of which are incorporated herein by this reference. Bank is hereby authorized to note the date, principal amount, maturity date and rate of interest agreed upon by Bank and Borrower for any advance hereunder, and all payments received by Bank in connection with any such advance, on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Line of Credit Note.  The accounts or records maintained by Bank (to the extent not inconsistent with the provisions hereof) and/or amounts noted on the Line of Credit Note shall be conclusive absent manifest error of the amount of the Loans made by Bank to Borrower, and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.

(c)    Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings (without penalty), and reborrow; provided that the total outstanding Loans shall not at any time exceed the maximum principal amount available thereunder, as set forth in Section 2.1(a). Each Borrowing shall be made upon Borrower’s irrevocable notice to Bank, which may be given by telephone, no later than 11:00 a.m. on the requested date of such Borrowing. Such notice shall specify the requested date of the Borrowing (which shall be a Business Day) and the requested principal amount of such Borrowing. Delivery of such notice by Borrower shall constitute a representation by Borrower that the conditions in Section 4.2 are met as of the requested borrowing date. Except as otherwise provided herein, each Borrowing shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. On the Maturity Date the aggregate unpaid principal amount of all Loans outstanding on such date and all accrued and unpaid interest hereunder shall be immediately due and payable.

(d)    Clean-Down.No less frequently than one time during each fiscal quarter of Borrower, immediately after Borrower shall have received the Specified Distributions, Borrower shall use the proceeds of such Specified Distributions to repay Loans, and make any other payments necessary so that the outstanding amount of Loans at such time shall be $0.

(e)    Increased Costs. If any changes in law occur that increase the cost to Bank of making or maintaining (or maintaining its ability to make) any advances hereunder or reduce the amount of any sum received or receivable by Bank hereunder (including resulting from a change in law regarding capital requirements that has or would have the effect of reducing the rate of return on Bank’s capital or the capital of Bank’s holding company), then upon request by Bank, Borrower will pay to Bank such additional amount or will compensate Bank for such additional costs incurred or losses suffered.

(f)    Termination.Notwithstanding anything else herein to the contrary, and without limiting Section 7.2, this Agreement and Bank’s obligation, if any, to make Loans to Borrower shall terminate:

(i)      immediately upon Suspension of Distributions, or if Specified Distributions are paid in a form other than cash;

(ii)     immediately upon (A) Bank ceasing to be a “Lender” under the Partners Credit Agreement or (B) all loans and other obligations under the Partners Credit Agreement are paid in full and the commitments thereunder are terminated; or

(iii)    on 24-hours’ written notice (a) to Borrower by Bank (including, without limitation, any such written notice to Borrower by Bank upon any Partners Rating Downgrade) or (b) to Bank by Borrower;

if this Agreement is terminated pursuant to this Section 2.1(f), then all outstanding Loans, accrued and unpaid interest thereon, and any other outstanding Obligations hereunder shall be due and payable (x) in the case of a termination under (i), (ii) or (iii)(b) above, immediately, and (y) in the case of a termination under (iii)(a) above, within 90 days of such termination.

SECTION 2.2      INTEREST/FEES.

(a)      Interest.  The outstanding principal balance of each Loan shall bear interest at the Base Rate plus a margin rate of interest equal to 1.00% per annum.

(b)      Computation and Payment.  Interest shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.  Interest shall be payable in arrears on each Interest Payment Date applicable and at such other times as may be specified herein, including under Section 2.1(f) and Section 7.2. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. For the avoidance of doubt, Borrower’s obligations to pay accrued and unpaid interest under this Section 2.2(b) shall survive any event described in Section 2.1.

(c)      Default Interest.At Bank's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of Loans shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest from time to time applicable hereunder. Default interest shall be payable on demand.

SECTION 2.3      COLLECTION OF PAYMENTS.  Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in Borrower's deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.4      COLLATERAL.

As security for the Obligations, Borrower shall grant to Bank security interests of first priority in Borrower’s Collateral.

As security for the Obligations, Borrower shall cause each Guarantor to grant to Bank security interests of first priority in all Collateral owned by such Guarantor.

All of the foregoing shall be evidenced by and subject to the terms of the Guaranty and Collateral Agreement, financing statements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 2.5        GUARANTIES.  The payment and performance of the Obligations shall be guaranteed jointly and severally by each Guarantor as evidenced by and subject to the terms of the Guaranty and Collateral Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank.

SECTION 3.1.        LEGAL STATUS.  Each Loan Party is: (a)  a limited partnership or limited liability company, as applicable, duly organized and existing and in good standing under the laws of its state of organization, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to have a Material Adverse Effect; and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which any Loan Party is located or operates (collectively, “Sanctions”).

SECTION 3.2.      AUTHORIZATION AND VALIDITY.  This Agreement, any Line of Credit Note and any other promissory note issued in connection with this Agreement, the Guaranty and Collateral Agreement, the Fee Letter and any control agreements (collectively, the “Loan Documents”) and each contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith, or other similar agreements delivered to Bank pursuant to Section 4.1 or Section 5.10, have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of the Loan Parties party thereto, enforceable in accordance with their respective terms.

SECTION 3.3.      NO VIOLATION.  The execution, delivery and performance of each of the Loan Documents by the Loan Parties party thereto do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of such Loan Party, or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party may be bound.

SECTION 3.4.     LITIGATION.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 3.5.     CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower and its consolidated Subsidiaries dated December 31, 2017, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower and its consolidated Subsidiaries, (b) disclose any material liabilities of Borrower and its consolidated Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP.  Since the dates of such financial statements there has been no Material Adverse Effect, nor has Borrower or any of its consolidated Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 3.6.      INCOME TAX RETURNS.  Borrower has no knowledge of any material pending assessments or adjustments of any Loan Party’s income tax payable by such Loan Party with respect to any year.

SECTION 3.7.      NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which any Loan Party is a party or by which any Loan Party may be bound that requires the subordination in right of payment of any of the Obligations or any other obligation of such Loan Party.

SECTION 3.8.     PERMITS, FRANCHISES.  Each Loan Party possesses all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law or in which the failure to so possess could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.9.      ERISA.  Each Loan Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA“). Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Loan Party; each Loan Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.10.    OTHER OBLIGATIONS.  No Loan Party is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation that could reasonably be expected to have a Material Adverse Effect. No default exists under any organization document of any Loan Party or of Partners.

SECTION 3.11.    ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof or as could not reasonably be expected to have a Material Adverse Effect, each Loan Party is in compliance in all respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of such Loan Party's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act

of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  Except as could not reasonably be expected to have a Material Adverse Effect, none of the operations of any Loan Party is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  No Loan Party has any contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.    SOLVENCY.      The Borrower, together with the Applicable Subsidiaries, on a consolidated basis are Solvent.

ARTICLE IV

CONDITIONS

SECTION 4.1.     CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)    Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)        This Agreement.

(ii)       A Line of Credit Note (if requested by Bank).

(iii)      The Guaranty and Collateral Agreement, duly executed by each Loan Party, together with:

a.   the certificates, if any, representing pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank;

b.   proper financing statements in form appropriate for filing under the Uniform Commercial Code in effect in the State of New York as of the Closing Date of all jurisdictions that Bank may deem necessary or desirable in order to perfect the Liens created under the Guaranty and Collateral Agreement, covering the Collateral described in the Guaranty and Collateral Agreement;

c.   evidence that all other action that Bank may deem necessary or desirable in order to perfect the Liens created under the Guaranty and Collateral Agreement has been taken; and

d.   within 30 days of the Closing Date (or such longer time as Bank may agree in its sole discretion) control agreements, as required pursuant to the terms of the Guaranty and Collateral Agreement and requested by, and in form and substance satisfactory to, Bank, duly executed by the appropriate parties, covering Collateral consisting of Deposit Accounts (as defined in the Guaranty and Collateral Agreement) described in the Guaranty and Collateral Agreement.

(iv)        Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Bank may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party.

(v)        Such documents and certifications as Bank may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect with respect to such Loan Party.

(vi)        A favorable opinion of Vinson & Elkins L.L.P., counsel to the Loan Parties, addressed to Bank, covering such matters as may be reasonably requested by Bank in connection with herewith.

(vii)       A certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all material consents and approvals of third parties that may be required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such material consents or approvals are so required.

(viii)      A certificate signed by a Responsible Officer of Borrower certifying as of the Closing Date (A) that the conditions specified in Section 4.2(a), have been satisfied, (B) that there has been no event or circumstance since December 31, 2017, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that there has been no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened in any court before any arbitrator or governmental authority (1) in respect of the closing of this Agreement or (2) that could reasonably be expected to have a Material Adverse Effect, (D) that Borrower does not have any Subsidiaries, other than (1) IDR Holdings, (2) Partners GP and (3) Partners and its direct and indirect Subsidiaries (E) that, after giving pro forma effect to the closing of the transactions contemplated by this Agreement, Borrower and its Applicable Subsidiaries do not have any indebtedness for borrowed money, other than with respect to the indebtedness for borrowed money permitted hereunder and (F) that Partners is in pro forma compliance with the financial covenants set forth in Section 7.11 of the Partners Credit Agreement, both immediately prior to and after giving effect to this Agreement.

(ix)       one or more certificates attesting to the Solvency of the Loan Parties on a consolidated basis, from the General Partner’s chief financial officer.

(x)        Such other documents as Bank may require under any other Section of this Agreement.

(b)    Financial Condition.    There shall have been no material adverse change, as determined by Bank, in the financial condition or business of any Loan Party hereunder, nor any material decline, as determined by Bank, in the market value of any Collateral required hereunder or a substantial or material portion of the assets of any Loan Party.

(c)    Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable or additional insured endorsements, as applicable, in favor of Bank.

(d)    Fees and Expenses.    All fees and expenses (to the extent such expenses have been invoiced) required to be paid to Bank on or before the Closing Date under the terms of any Loan Document shall have been paid.

(e)    Know Your Customer  Bank shall have received, at least five (5) Business Days prior to the Closing Date, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (as amended).

SECTION 4.2.    CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)    Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true and correct in all material respects (except that any such representations and warranties that are qualified by materiality shall be true and correct in all respects) on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (except that any such representations and warranties that are qualified by materiality shall be true and correct in all respects) as of such specified earlier date), and on each such date, no Event of Default, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation.  Bank shall have received all additional documents which may be reasonably required in connection with such extension of credit.

(c)    Payment of Fees.  Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants that, until the Credit Agreement Termination, Borrower shall, and shall cause each other Loan Party to, as applicable, unless Bank otherwise consents in writing:

SECTION 5.1.    PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 5.2.    ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of the Loan Parties.

SECTION 5.3.    FINANCIAL STATEMENTS AND OTHER DELIVERIES.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)        As soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries and, if different, Borrower and the Applicable Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders' equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (or in lieu of such audited financial statements of Borrower and the Applicable Subsidiaries, a detailed reconciliation, reflecting such financial information for Borrower and the Applicable Subsidiaries, on the one hand, and Borrower and its Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Subsidiaries that are not Applicable Subsidiaries (if any) from such consolidated financial statements), all (except with respect to such reconciliation) in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or an independent certified public accountant of nationally recognized standing reasonably acceptable to Bank, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)        As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries and, if different, Borrower and the Applicable Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in stockholders' equity, and cash flows for such fiscal quarter and for the portion of Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (or in lieu of such financial statements of Borrower and the Applicable Subsidiaries, a detailed reconciliation, reflecting such financial information for Borrower and the Applicable Subsidiaries, on the one hand, and Borrower and its Subsidiaries, on the other hand, reflecting adjustments necessary to eliminate the accounts of Subsidiaries that are not Applicable Subsidiaries (if any) from such consolidated financial statements), all (except with respect to such reconciliation) in reasonable detail, certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, stockholders' equity and cash flows of Borrower and its Applicable Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)        Concurrently with the delivery thereof to the administrative agent under the Partners Credit Agreement, a duly completed Compliance Certificate (as defined in the Partners Credit Agreement).

SECTION 5.4.    COMPLIANCE; PRESERVATION OF EXISTENCE.  Except as could not reasonably be expected to have a Material Adverse Effect, preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business. Comply in all material respects with the provisions of all documents pursuant to which the applicable Loan Party is organized and/or which govern such Loan Party’s continued existence. Except as could not reasonably be expected to have a Material Adverse Effect, comply in all material respects with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Loan Parties are located or doing business, or otherwise is applicable to the Loan Parties.  Comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the is the Loan Parties are located or doing business, or otherwise is applicable to the Loan Parties relating to: (a) all Sanctions, (b) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) the U.K. Bribery Act of 2010, as amended, and (e) any other applicable anti-bribery or anti-corruption laws and regulations.

SECTION 5.5.    INSURANCE.  Maintain and keep in force, for each business in which is the Loan Parties are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, and, if required, workers' compensation, with all such insurance carried in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect, together with a lender’s loss payee or additional insured (as applicable) endorsement for all such insurance naming Bank as a lender loss payee or additional insured (as applicable).  Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 5.6.    FACILITIES.  Keep all properties useful or necessary to each Loan Party's business, if any, in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 5.7.    TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all material indebtedness, obligations, assessments and taxes, both real or personal, including without limitation material federal and state income taxes and state and local property taxes and assessments, except (a) such as the applicable Loan Party may in good faith contest or as to which a bona fide dispute may arise, and (b) for which the applicable Loan Party has made provision, to Bank's satisfaction, for eventual payment thereof in the event such Loan Party is obligated to make such payment.

SECTION 5.8.    LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened in writing against any Loan Party which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.9.    NOTICE TO BANK.  (a) Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (i) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (ii) any change in the name or the organizational structure of Borrower or the Applicable Subsidiaries; (iii) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (iv) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property and (b) promptly (but in no event more than one (1) Business Day after the occurrence of such event or matter) give written notice to Bank in reasonable detail of any event described in Sections 2.1(f)(i) or (f)(ii)(B);  provided that nothing in this Section 5.9(b), including, but not limited to, Borrower’s failure to provide timely notice as set forth herein, shall prevent, delay or in any other way affect the immediate termination of this Agreement or Bank’s obligation, if any, to make Loans to Borrower, pursuant to Sections 2.1(f)(i) or (f)(ii)(B).

SECTION 5.10.    ADDITIONAL SUBSIDIARIES. Upon the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (unless such new Subsidiary is a direct or indirect Subsidiary of Partners or Partners GP), then Borrower shall, at Borrower's expense:

(a)      Within 30 days (or with respect to any Additional Subsidiary that either owns (i) any Equity Interests of IDR Holdings or (ii) any incentive distribution rights owned by IDR Holdings, two (2) Business Days) or such longer period as permitted by Bank in its sole discretion after such formation or acquisition of such Subsidiary, cause such Subsidiary to duly execute and deliver to Bank a joinder to the Guaranty and Collateral Agreement, as reasonably specified by and in form and substance reasonably satisfactory to Bank, guaranteeing Borrower’s obligations under the Loan Documents and securing payment of all the Obligations of such Subsidiary under the Loan Documents, and financing statements and such other documents as are necessary and desirable in Bank’s sole discretion to perfect the Liens created by the Guaranty and Collateral Agreement.

(b)      Within 30 days (or with respect to any Additional Subsidiary that either owns (i) any Equity Interests of IDR Holdings or (ii) any incentive distribution rights owned by IDR Holdings, two (2) Business Days) or such longer period as permitted by Bank in its sole discretion after such formation or acquisition of such Subsidiary, take such actions, or cause the applicable Loan Party to take such actions, as may be necessary to ensure a valid first priority perfected Lien over 100% of the Equity Interests of such Subsidiary held by Borrower or the applicable Loan Party and over 100% of the Equity Interests held by such Subsidiary.

(c)      Within 30 days (or with respect to any Additional Subsidiary that either owns (i) any Equity Interests of IDR Holdings or (ii) any incentive distribution rights owned by IDR Holdings, two (2) Business Days) or such longer period as permitted by Bank in its sole discretion after such formation or acquisition, deliver to Bank, upon the request of Bank in its reasonable discretion, a signed copy of a favorable opinion of counsel for the Loan Parties acceptable to Bank relating to such Guaranty and Collateral Agreement and other documents as Bank may reasonably request.

(d)      Within 30 days (or with respect to any Additional Subsidiary that either owns (i) any Equity Interests of IDR Holdings or (ii) any incentive distribution rights owned by IDR Holdings, two (2) Business Days) or such longer period as permitted by Bank in its sole discretion after such formation or acquisition, deliver to Bank documents of the type described in Sections 4.1(b)(v),  (vi), (viii) and (ix) in form and substance reasonably acceptable to Bank.

For the avoidance of doubt, in no event will the provisions of this Section 5.10 require the granting or perfection of a security interest in any Excluded Assets.

SECTION 5.11.  FURTHER ASSURANCES. Promptly upon reasonable request by Bank, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Bank may reasonably require from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) perfect and maintain the validity, effectiveness and priority of the Guaranty and Collateral Agreement and any Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Bank the rights granted or now or hereafter intended to be granted thereto under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants that, until the Credit Agreement Termination, Borrower will not, and will not permit any Applicable Subsidiary to, without Bank’s prior written consent:

SECTION 6.1.      USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanctions.

SECTION 6.2.      DEPOSIT ACCOUNTS.  Subject to the time period set forth in Section 4.1(a)(iii)(d), neither the Borrower nor any other Loan Party shall hereafter establish and maintain, or otherwise deposit, allow to be deposited or hold any funds in, any deposit account, securities account or commodity account, unless it complies with the provisions (including, without limitation, the notice provisions and the control agreement requirements) regarding such accounts set forth in the Guaranty and Collateral Agreement.

SECTION 6.3.      OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, swap agreements, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of the Loan Parties to Bank hereunder, and (b) any other liabilities of existing as of, and disclosed to Bank prior to, the Closing Date.

SECTION 6.4.      MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  Merge into or consolidate with any other entity; make any substantial change in the nature of an Applicable Subsidiary’s business as conducted as of the Closing Date; acquire all or substantially all of the assets of any other entity; sell lease, transfer or otherwise dispose of any Equity Interests (including, for the avoidance of doubt, any incentive distribution rights) owned by such Loan Party, or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of any Loan Party's assets, except for (i) any sale, lease, disposition or transfer from one Loan Party to another Loan Party or any Applicable Subsidiary that contemporaneously becomes a Loan Party, (ii) a merger of any Applicable Subsidiary into any other Applicable Subsidiary, (iii) a merger of any Applicable Subsidiary into the Borrower so long as the Borrower remains the surviving entity, (iv) any sale, lease, disposition or transfer of any Excluded Assets, and (v) the making of any Restricted Payment permitted by Section 6.7.

SECTION 6.5.      GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of any Loan Party as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 6.6.      LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any Person or entity, except any of the foregoing (a) existing as of, and disclosed to Bank prior to, the Closing Date, (b) made with the net cash proceeds of a substantially contemporaneous issuance of the Equity Interests of Borrower after the Closing Date, (c) any investments in or into any Applicable Subsidiary, and (d) any transaction permitted pursuant by Section 6.4.

SECTION 6.7.      RESTRICTED PAYMENTS.  Declare or pay any dividend or distribution either in cash, stock or any other property on the Borrower’s or any Applicable Subsidiary’s Equity Interests or the Series B Units, now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of the Borrower’s or such Applicable Subsidiary’s Equity Interests or any Series B Units, as applicable, now or hereafter outstanding (the foregoing, collectively, “Restricted Payments”); provided that (a) Borrower may make any Restricted Payments as permitted by its organizational documents, (b) Applicable Subsidiaries may make Restricted Payments to Borrower at any time, (c) IDR Holdings may make Restricted Payments to Series B Unitholders if such Restricted Payment is otherwise permitted to be made to the Series B Units under the limited liability company agreement of IDR Holdings as in effect on the Closing Date and (d) to the extent any transaction permitted by Section 6.4 clauses (i) through (iv) constitutes a Restricted Payment, the Borrower or any Applicable Subsidiary may make such Restricted Payment.

SECTION 6.8.      PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of any Applicable Subsidiary's assets now owned or hereafter acquired, except for Permitted Liens and any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the Closing Date.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any security interest in or Lien on any Equity Interest, cash, Deposit Account (as defined in the Guaranty and Collateral Agreement) or Securities Account (as defined in the Guaranty and Collateral Agreement) of Borrower or any Applicable Subsidiary, other than security interests or Liens pursuant to the Loan Documents. For the avoidance of doubt, neither Partners nor any of its Subsidiaries or Partners GP nor any of its Subsidiaries will be restricted by this Section 6.8, except that Partners GP will not mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, the general partner interest in Partners, other than Liens arising by operation of law.

SECTION 6.9.      AMENDMENT OF ORGANIZATIONAL DOCUMENTS.   (a) Amend, terminate or otherwise modify, or permit to be amended, terminated or otherwise modified, as applicable, Borrower’s, any Applicable Subsidiary’s, Partners GP’s or Partners’ organizational documents or (b) enter into, permit to be entered into or otherwise suffer to exist any organizational document of any Applicable Subsidiary, in each case to the extent any such amendment, termination or modification, or any such organizational document, would be materially adverse to Bank, other than any such amendment, termination or modification necessary to permit or effect a transaction permitted under Section 6.4 or Section 6.6;  provided that, without limitation, any such amendment, termination or modification, or any such organizational document, that (i) affects the amount of, or the ability to make, distributions to the Borrower or from or to IDR Holdings, (ii) affects what events would constitute a “Suspension of Distributions” hereunder, (iii) has an adverse effect on the validity or perfection of any Liens (or rights and remedies with respect thereto) in favor of Bank under the Loan Documents or (iv) amends the definitions of “ARMM”, “ARMM Credit Agreement”, “ARMM Credit Agreement Default Transfer” or “ARMM Credit Agreement Pledge Transfer” or adversely affects the Bank’s rights under Sections 3.6(a), 3.6(b) 3.6(d) or 7.2(a) of the limited liability company agreement of IDR Holdings will, in each case of (i) through (iv) above, be deemed to be materially adverse to Bank.

SECTION 6.10.      BURDENSOME AGREEMENTS.Enter into or permit to exist any contract, understanding or other binding agreement that limits the ability of any Subsidiary of the Borrower to make any dividend or distribution either in cash, stock or any other property on such Subsidiary’s Equity Interests to the Borrower or any Applicable Subsidiary, other than (i) the Partners Credit Agreement as in existence on the Closing Date (or modifications thereto that are no more restrictive with respect to distributions or dividends than the Partners Credit Agreement as in existence of the Closing Date), (ii) the 2024 Notes Indenture as in existence on the Closing Date (or modifications thereto that are no more restrictive with respect to distributions or dividends than the 2024 Notes Indenture as in existence on the Closing Date) or (iii) similar provisions in other agreements that are no more restrictive with respect to distributions or dividends than the Partners Credit Agreement and the 2024 Notes Indenture as in existence of the Closing Date.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1.      The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)      Borrower (i) shall fail to pay when due any principal payable under any of the Loan Documents and (ii) shall fail to pay any interest, fees or other amounts payable under any of the Loan Documents within three (3) days after any such amounts are due.

(b)      Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other Loan Party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)       (i) Borrower or any Applicable Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 5.1,  5.3,  5.4,  5.9,  5.10 or Article VI or (ii) any Loan Party fails to perform or observe any term, covenant or agreement (not otherwise specified herein as an “Event of Default”) contained herein or in any other Loan Document, and such failure continues for 30 days.

(d)       (i) any “Event of Default” under the Partners Credit Agreement (whether or not waived or otherwise consented to by the Lenders or the Agents, as appropriate thereunder) or (ii) any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any other Loan Party hereunder has incurred any debt or other liability to any person or entity, including Bank, in each case, that results in or allows for the acceleration, demand, becoming due, repurchase, prepayment, defeasance or redemption of (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem, any such debt to be made, in each case prior to its stated maturity.

(e)      Borrower, an Applicable Subsidiary or Partners GP shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or an Applicable Subsidiary shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under any Debtor Relief Law, whether now or hereafter in effect; or Borrower or an Applicable Subsidiary shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or  Borrower or an Applicable Subsidiary shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or an Applicable Subsidiary by any court of competent jurisdiction under any Debtor Relief Law.

(f)      The filing of a notice of judgment lien against Borrower or an Applicable Subsidiary; or the recording of any abstract or transcript of judgment against  Borrower or an Applicable Subsidiary in any county or recording district in which  Borrower or an Applicable Subsidiary has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or an Applicable Subsidiary; or the entry of a judgment against Borrower or an Applicable Subsidiary; or any involuntary petition or proceeding pursuant to the any Debtor Relief Law is filed or commenced against Borrower or an Applicable Subsidiary, in each case, to the extent the same and continues undismissed or unstayed for 60 calendar days.

(g)      Any Change in Control shall occur.

SECTION 7.2.      REMEDIES.  Upon the occurrence of any Event of Default:  (a) all Obligations and any other principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Notwithstanding the foregoing or anything else herein to the contrary, upon the occurrence of an actual or deemed entry of an order for relief, or similar order, with respect to the Borrower under any Debtor Relief Law, this Agreement and the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately and automatically cease and terminate, and the unpaid principal amount of all outstanding Loans, all accrued and unpaid interest thereon and other Obligations shall become immediately due and payable, in each case, without any further action of Bank.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.      NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2.      NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	Antero Midstream GP LP
1615 Wynkoop Street
Denver, Colorado 80202
Attention: Mike Kennedy, Chief Financial Officer

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
1700 Lincoln St.
6th Floor
Denver, CO 80203

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 8.3.        EXPENSES; INDEMNITY AND DAMAGE WAIVER.

(a)    Costs and Expenses. Borrower shall pay to Bank immediately upon demand the full amount of all reasonable and documented out-of-pocket payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law (including the reasonable and documented fees, charges and expenses of counsel, which shall be limited to the reasonable and documented fees, charges and expenses of one outside counsel and one local counsel in each applicable jurisdiction, as necessary) expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Loan Party or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys' fees shall not exceed the amount permitted by law.

(b)      Indemnification by Borrower.Borrower shall indemnify Bank, Bank’s affiliates and its and their partners, directors, officers, employees, representatives, agents, trustees and advisors (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable and documented fees, charges and expenses of counsel, which shall be limited to the reasonable and documented fees, charges and expenses of one outside counsel and one local counsel in each applicable jurisdiction, as necessary, and, in the case of an actual or perceived conflict of interest, additional conflicts counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release any toxic substance or hazardous waste on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party or any of Borrower's or such Loan Party's directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a dispute among or between Indemnitees and not involving any act or omission of Borrower or any other Loan Party; provided further that payments of expenses with respect to the negotiation, preparation, due diligence, administration, syndication, closing and enforcement of any of the Loan Documents will be limited to those provided for under Section 8.3(a).

(c)      Waiver of Consequential Damages, Etc.  No Indemnitee shall be liable to Borrower, its affiliates or any other Person, and Borrower and its affiliates will not be liable to any Indemnitee, its affiliates or any other Person, for  any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, that, nothing contained in this Section 8.3(c) shall limit Borrower’s indemnification obligations with respect to indirect, consequential or punitive damage claims, to the extent of the indemnification provided in Section 8.3(b)  No Indemnitee referred to in Section 8.3(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)      Payments.  All amounts due under this Section 8.3 shall be payable not later than ten (10) Business Days after demand therefor.

(e)      Survival.  The agreements in this Section 8.3 shall survive the replacement of Bank, the termination of this Agreement and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 8.4.        SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that (i) Borrower may not assign or transfer its interests or rights hereunder or under the other Loan Documents without the prior written consent of Bank and (ii) unless an Event of Default has occurred and is continuing, Bank may not assign or transfer its interests or rights hereunder and under the other Loan Documents without the prior written consent of Borrower. In connection with any assignment or transfer of its rights by Bank permitted hereunder, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Bank Subsidiary or its business, any Guarantor hereunder or the business of such Guarantor, if any, or any Collateral required hereunder so long as any recipient of such documents or information executes an agreement agreeing to comply with the confidentiality provisions set forth in Section 8.14.

SECTION 8.5.        ENTIRE AGREEMENT; AMENDMENT.  To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to the subject matter hereof and thereof, and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof and thereof.  THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE ENTIRE AND FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6.        NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7.        TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8.        SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9.        COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement

SECTION 8.10.        GOVERNING LAW; JURISDICTION; ETC.

(a)    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION.   EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR

PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE.  EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 8.11.    WAIVER OF JURY TRIAL.EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.12.    BUSINESS PURPOSE.  Borrower represents and warrants that each Borrowing hereunder shall be made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 8.13.    RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect.  Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not Bank is otherwise fully secured.  Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

A.        SECTION 8.14.  TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.  Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its affiliates' respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b)  to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or by any order of any court or administrative agency or in any pending legal or administrative proceeding or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the consent of the Borrower, (g) to the extent requested by any Person providing insurance to Bank relating to the Borrower and its obligations hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.14 or (ii) becomes available to Bank or any of its respective affiliates on a nonconfidential basis from a source other than the Borrower or any of its affiliates, which source is not to the knowledge of Bank or any of its respective affiliates in breach of any confidentiality obligations owing to the Borrower or any of its affiliates with respect to such Information, or (iii) to the extent needed to obtain a Committee on Uniform Securities Identification Procedures (CUSIP) number.

For purposes of this Section, "Information" means all information received from the Borrower or any Subsidiary or affiliate thereof relating to the Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary or affiliate thereof from a source that is not to the knowledge of Bank or any of its affiliates in breach of any confidentiality obligations owing to the Borrower or any Subsidiary or affiliate thereof with respect to such Information, provided that, in the case of information received from the Borrower or any Subsidiary or affiliate thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ANTERO MIDSTREAM GP LP

By: AMGP GP LLC, its general partner

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Bank

By:	/s/ Oleg Kogan
Name:	Oleg Kogan
Title:	Director

Signature Page to Credit Agreement

EXHIBIT A

FORM OF LINE OF CREDIT NOTE

(this “Note”)

$12,000,000.00	May 9, 2018

FOR VALUE RECEIVED, the undersigned (the "Borrower"), hereby promises to pay to Wells Fargo Bank, National Association (the "Lender"), on the Maturity Date (as defined in the Agreement referred to below) the principal amount of Twelve Million and No/100 Dollars] ($12,000,000.00), or such lesser principal amount of Loans (as defined in such Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Credit Agreement, dated as of May 9, 2018 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower and Wells Fargo Bank, National Association, as Bank.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement.  All payments of principal of and interest on this Note shall be made to the Lender in Dollars in immediately available funds.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Line of Credit Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  This Note is also entitled to the benefits of the Guaranty (as defined in the Guaranty and Collateral Agreement) and is secured by the Collateral.  Upon the occurrence and continuance of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note with respect to the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and, except for notices for which provision is expressly made in the Loan Documents, notice of protest, demand, intent to accelerate, acceleration, dishonor and non-payment of this Note.

Exhibit A

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ANTERO MIDSTREAM GP LP

By:	AMGP GP LLC, its general partner

By:
Name:
Title:

Exhibit A

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit A

Form of Note